Exhibit 5(a)

            May 26, 2022

Old Republic International Corporation
307 North Michigan Avenue
Chicago, Illinois 60601

RE: Registration Statement on Form S-8

Gentlemen:

I am Vice President, Assistant Secretary and Counsel of Old Republic International Corporation, a Delaware corporation (the "Company"). This opinion is rendered in connection with the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Commission") relating to the registration of 20,000,000 shares of the Company's Common Stock, $1.00 par value per share (the "Shares") pursuant to the terms of the Old Republic International Corporation 2022 Incentive Compensation Plan (the "2022 Plan"). In connection therewith, I have examined originals or copies identified to my satisfaction of such documents, corporate and other records, certificates and other papers as I deemed necessary to examine for purposes of this opinion, including but not limited to the Restated Certificate of Incorporation and By-laws of the Company, as amended, resolutions of the board of directors of the Company, and the 2022 Plan.

It is my opinion that the Shares, when issued pursuant to the 2022 Plan will be legally issued, and that the Shares, when issued pursuant to the 2022 Plan, will be fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under "Interests of Named Experts and Counsel" in the Registration Statement.

Very truly yours,

/s/ William J. Dasso
William J. Dasso
Vice President,
Assistant Secretary and Counsel